Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

FuelCell Energy Announces 121.8 Megawatt Order, Largest Ever Received by the Company and the Fuel Cell Industry

Product backlog in megawatts increases by 284 percent from Q3 2012

Danbury, CT – November 5, 2012 – – FuelCell Energy, Inc. (NASDAQ: FCEL) a global leader in the design, manufacture, operation and service of ultra-clean, efficient and reliable fuel cell power plants, today announced an order from its South Korean partner, POSCO Energy for 121.8 megawatts of fuel cell kits and services to be manufactured at the FuelCell Energy production facility in Torrington, Connecticut. The estimated value of the multi-year contract is approximately $181 million. POSCO Energy, the largest independent power producer in South Korea, is a subsidiary of POSCO, a leading global steel producer.

“POSCO Energy recently signed a contract to build the world’s largest fuel cell park, a 58.8 megawatt project located in South Korea,” said Jung-Gon Kim, Senior Vice President, POSCO Energy. “This order to FuelCell Energy for 121.8 megawatts will help us meet demand in South Korea as well as other Asian countries.”

“This is the largest order ever received by FuelCell Energy and the fuel cell industry, almost tripling our product backlog and initiating our planned increase in production levels for 2013,” said Chip Bottone, President and Chief Executive Officer, FuelCell Energy, Inc. “The extensive market acceptance in South Korea for ultra-clean and efficient fuel cell power generation is a deployment and job creation model that can and should be replicated in other regions of the world.”

South Korea adopted an ambitious renewable portfolio standard (RPS) in 2012 to promote clean energy, reduce carbon emissions, and develop a local green-industry to support economic growth. Utilities and project investors are developing new and renewable power projects under the RPS including the new 58.8 megawatt (MW) fuel cell park that is in progress with construction expected to commence in 2012. The ownership of the 58.8 MW fuel cell park includes Korea Hydro & Nuclear Power Co. Ltd., Samchully Co., POSCO Energy and financial investors. The electricity will be sold to the power grid and the heat from the fuel cells will be supplied to a district heating system.

“This multi-year committed order is really quite extraordinary from a production standpoint as it allows us to level-load our factory and provide committed volumes to our supply base, important factors for further improving our overall cost profile through operating leverage, manufacturing efficiencies and stronger supplier relationships,” commented Tony Rauseo, Chief Operating

Officer, FuelCell Energy, Inc. “We can continue to support market development efforts by POSCO Energy through further cost reductions.”

The first delivery will occur in May 2013 to ensure an uninterrupted supply of kits as deliveries under the existing 70 MW order will conclude in April 2013. Each kit consists of 1.4 MW of fuel cell components that are interchangeable and can be used for megawatt class fuel cell power plants or sub-megawatt plants.

Mr. Bottone continued, “Production from this order, combined with production for scheduled restacks under existing service agreements, generates annual committed production of approximately 50 to 55 megawatts, which is the level needed for the Company to achieve quarterly positive gross margins.”

As an additional indicator of demand for stationary fuel cell power plants, Korea Hydro & Nuclear Power Co, Ltd. executed a memorandum of understanding with Seoul City on September 28, 2012 for the joint development of new and renewable power generation, including 120 megawatts of stationary fuel cell power plants. Expected fuel cell applications include the Seoul City subway, municipal water treatment facilities and resource collection facilities. Electrical and thermal efficiency is important under the RPS and the fuel cell power plants are expected to be configured for combined heat and power (CHP).

Direct FuelCell® (DFC®) power plants excel at solving energy, environmental and business problems by providing ultra clean, efficient and reliable distributed power generation solutions. Direct FuelCells combine a fuel such as natural gas or renewable biogas with oxygen from the ambient air to efficiently produce ultra-clean electricity and usable high quality heat through an electrochemical process. DFC power plants emit virtually no pollutants due to the absence of combustion. Avoiding the emission of nitrogen oxide (NOx), sulfur dioxide (SOx) and particulate matter supports clean air regulations and benefits public health. The high efficiency of the fuel cell power generation process reduces fuel costs and carbon emissions, and producing both electricity and heat from the same unit of fuel further supports favorable economics while also promoting sustainability.

About FuelCell Energy
Direct FuelCell® power plants are generating ultra-clean, efficient and reliable power at more than 50 locations worldwide.  With approximately 300 megawatts of power generation capacity installed or in backlog, FuelCell Energy is a global leader in providing ultra-clean baseload distributed generation to utilities, industrial operations, universities, municipal water treatment facilities, government installations and other customers around the world.  The Company’s power plants have generated more than one billion kilowatt hours of ultra-clean power using a variety of fuels including renewable biogas from wastewater treatment and food processing, as well as clean natural gas. For more information please visit our website at www.fuelcellenergy.com.
See us on YouTube at www.youtube.com/user/FuelCellEnergyInc?feature=watch.
This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, whether the Company is able to reach definitive agreements on the terms contemplated in the memorandums of agreement with POSCO Energy, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Contact:	FuelCell Energy, Inc. Kurt Goddard, Vice President Investor Relations 203-830-7494 ir@fce.com

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